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                                                               Exhibit 9(g)

                            ADMINISTRATION AGREEMENT

                                 JANUARY 2, 1998

SALOMON BROTHERS ASSET MANAGEMENT INC
7 WORLD TRADE CENTER
NEW YORK, NEW YORK  10048

Dear Sirs:

                  Salomon Brothers Series Funds Inc (the "Company"), a corporation organized under the laws of the State of Maryland, confirms its agreement with Salomon Brothers Asset Management Inc ("SBAM") with respect to Salomon Brothers Small Cap Growth Fund, an investment portfolio of the Company (the "Fund"), as follows:

                  1.  INVESTMENT DESCRIPTION; APPOINTMENT

                  The Fund desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in the Articles of Incorporation of the Company, as amended from time to time, in its Prospectus and Statement of Additional Information as from time to time in effect, and in such manner and to the extent as may from time to time be approved by the Board of Directors of the Company. Copies of the Fund's Prospectus, Statement of Additional Information and the Articles of Incorporation of the Company have been submitted to SBAM. The Company employs SBAM as investment adviser with respect to the Fund and desires to employ and hereby appoints SBAM as administrator with respect to the Fund. SBAM accepts this appointment and agrees to furnish services for the compensation set forth below. SBAM is hereby authorized to retain third parties and is hereby authorized to delegate some or all of its duties and obligations hereunder to such persons provided that such persons shall remain under the general supervision of SBAM.

                  2.  SERVICES AS ADMINISTRATOR

                  Subject to the supervision and direction of the Board of Directors of the Company, SBAM will (a) assist in supervising all aspects of the Fund's operations except those performed by SBAM under its investment advisory agreement with respect to the Fund; (b) supply the Fund with office facilities (which may be SBAM's own offices) for providing its services under this Agreement, statistical and research data, data processing services, clerical, accounting and bookkeeping services, including but not limited to, the calculation of the net asset value of shares of the Fund, the calculation of applicable contingent deferred sales charges and similar fees and charges, the calculation of distribution fees, internal auditing and legal services, internal executive and administrative services, and stationary and office supplies; and
(c) prepare Board materials, reports to the shareholders of the Fund, tax returns and reports to and filings with the Securities and Exchange Commission and state blue sky authorities.




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                  3.  COMPENSATION

                  In consideration of services rendered pursuant to this Agreement, the Fund will pay SBAM on the first business day of each month a fee for the previous month at an annual rate of 0.05% of the Fund's average daily net assets. Upon any termination of this Agreement before the end of any month, the fee for such part of the month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to SBAM, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Prospectus and Statement of Additional Information as from time to time in effect.

                  4.  EXPENSES

                  SBAM will bear all expenses in connection with the performance of its services under this Agreement. The Fund will bear certain other expenses to be incurred in its operation, including: taxes, interest, brokerage fees and commissions, if any; fees of Directors of the Company who are not officers, directors, or employees of Salomon Brothers Inc, Smith Barney Inc. or SBAM; Securities and Exchange Commission fees and state blue sky qualification fees; charges of custodians and transfer and dividend disbursing agents; the Fund's and Board members' proportionate share of insurance premiums, professional association dues and/or assessments; outside auditing and legal expenses, costs of maintenance of corporate existence; costs attributable to investor services, including without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings, and meetings of the officers or Board of Directors of the Company; and any extraordinary expenses.

                  5.  STANDARD OF CARE

                  SBAM shall exercise its best judgment in rendering the services listed in paragraph 2 above. SBAM shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates provided that nothing in this Agreement shall be deemed to protect or purport to protect SBAM against liability to the Fund or to its shareholders to which SBAM would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of SBAM's reckless disregard of its obligations and duties under this Agreement.

                  6.  TERM OF AGREEMENT

                  This Agreement shall continue automatically (unless terminated as provided herein) for two years from the date hereof and thereafter for successive annual periods provided that such continuance is specifically approved at least annually by the Board of Directors of the Company. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board of Directors of the Company or by




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vote of holders of a majority of the Fund's shares, or upon 90 days' written notice, by SBAM.

                  7.  SERVICE TO OTHER COMPANIES OR ACCOUNTS

                  The Fund understands that SBAM now acts, will continue to act and may act in the future as administrator to one or more other investment companies, and the Fund has no objection to SBAM's so acting. The Fund understands that the persons employed by SBAM to assist in the performance of SBAM's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of SBAM or any affiliate of SBAM to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.


                                  [End of Text]




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                  If the foregoing is in accordance with your understanding, kindly indicate your acceptance hereof by signing and returning to us the enclosed copy hereof.

                                       Very truly yours,

                                       Salomon Brothers Series Funds Inc


                                       By:
                                          ----------------------------
                                       Title:


Accepted:

Salomon Brothers Asset Management Inc


By:
   ------------------------------------
Title:



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